Exhibit 21

KAISER GROUP HOLDINGS, INC.
9300 Lee Highway
Fairfax, VA 22031
(703) 934-3413

Kaiser Group Holdings, Inc.’s subsidiaries as of March 20, 2007 are listed below.  Subsidiaries which are less than wholly-owned are indicated by the ownership percentage figure in parentheses following the name of the subsidiary.

Jurisdiction
Consolidated Subsidiary	of Formation
I. KAISER GROUP HOLDINGS, INC.	Delaware

II. Kaiser Group International, Inc.	Delaware
III. Kaiser Analytical Management Services, Inc.	Delaware
III. Kaiser Engineers Group, Inc.	Delaware
IV. Kaiser Engineers, Inc.	Ohio
V. Kaiser Overseas Engineering, Inc.	Delaware
V. Kaiser Engineers and Constructors, Inc.	Nevada
VI. Kaiser Engenharia, S.A. (50%)	Portugal
V. Kaiser Engineers International, Inc.	Nevada
VI. Kaiser Engenharia, S.A. (50%)	Portugal
III. Kaiser Government Programs, Inc.	Delaware
IV. Kaiser K-H Holdings, Inc.	Delaware
V. Kaiser-Hill Company, LLC (50%)	Colorado
VI. Kaiser-Hill Funding Company, L.L.C. (98%)	Delaware
V. Kaiser-Hill Funding Company, L.L.C. (1%)	Delaware
III. Kaiser Holdings Unlimited, Inc.	Delaware
IV. Kaiser Engineers Eastern Europe, Inc.	Delaware
V. Kaiser Netherlands B.V. (10%)	Netherlands
IV. Kaiser Netherlands B.V. (90%)	Netherlands
III. Monument Select Insurance Company	Vermont
IV. MSIC, Inc.	Delaware
IV. MS Builders Insurance Company	Vermont